Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On May 9, 2023, Aviat Networks, Inc. (“Aviat” or the “Company”) entered into a Master Sale of Business Agreement (as amended on November 30, 2023, the “Purchase Agreement”) with NEC Corporation (“NEC”), to acquire NEC’s wireless transport business (the “NEC Transaction”). The Company completed the NEC Transaction on November 30, 2023 (the “Closing Date”). Under the terms of the Purchase Agreement, consideration due at the closing of the NEC Transaction was comprised of (i) an amount in cash equal to $42.1 million, subject to certain post-closing adjustments, and (ii) the issuance of $23.4 million in Company common stock. The post-closing adjustments were finalized during the second quarter of fiscal 2025, resulting in final consideration of $73.5 million, which included cash consideration of $51.2 million and the issuance of Company common stock of $22.3 million. The Company obtained permanent financing to fund the cash portion of the NEC Transaction.
The following tables set forth unaudited pro forma condensed combined financial information of Aviat and NEC’s wireless transport business for the twelve months ended June 28, 2024. The unaudited pro forma condensed combined statements of operations give effect to the NEC Transaction as if it had occurred on July 1, 2023.
The unaudited pro forma condensed combined statement of operations for the twelve months ended June 28, 2024 is derived by combining the Company’s audited historical financial data from July 1, 2023 through June 28, 2024 (which includes seven months of the historical results of operations of NEC’s wireless transport business from the Closing Date through June 28, 2024) filed in the Company’s Annual Report on Form 10-K for the twelve months ended June 28, 2024, and five months of the unaudited historical financial data of NEC’s wireless transport business from July 1, 2023 through the Closing Date. The condensed pro forma balance sheet is excluded from this Current Report on Form 8-K as the historical balance sheet included in the Company’s Annual Report on Form 10-K for the twelve months ended June 28, 2024, already reflects the consummated transaction.
The unaudited pro forma condensed combined financial information includes estimated transaction accounting and financing adjustments (collectively, the “pro forma adjustments”) directly attributable to the NEC Transaction that are expected to have an ongoing impact on the Company. The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon available information and certain assumptions the Company believe are reasonable. The unaudited pro forma condensed combined financial information does not purport to represent what the results of operations and financial condition would have been had the NEC Transaction occurred as of the dates indicated, nor does it project the results of operations for any future period or the financial condition at any future date.
The unaudited pro forma condensed combined financial information should be read in connection with (i) the Company’s’s audited consolidated financial statements, and the related notes thereto, and the risk factors set forth in the Company’s Annual Report on Form 10-K for the twelve months ended June 28, 2024, (ii) and the audited combined carve-out abbreviated financial statements and related notes for NEC’s wireless transport business for the twelve months ended March 31, 2023, which are included as an exhibit to the Company’s Current Report on Form 8-K filed on December 1, 2023 (as amended on February 9, 2024).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the twelve months ended June 28, 2024
(U.S. Dollars in thousands, except per share amount)

	Aviat Networks, Inc. (Historical)[1]	NEC’s Wireless Transport Business (Adjusted)[2]	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
Revenues	$408,083	$84,977	$—		$—		$493,060
Cost of revenues	263,351	53,030	932	2A	—		317,313
Gross margin	144,732	31,947	(932)		—		175,747
Research and development	36,426	6,780	—		—		43,206
Selling and administrative	85,038	14,999	652	2B	—		100,689
Restructuring charges	3,867	—	—		—		3,867
Operating income	19,401	10,168	(1,584)		—		27,985
Other expense, net	2,495	1,336	—		1,646	2C	5,477
Income before income taxes	16,906	8,832	(1,584)		(1,646)		22,508
Provision for income taxes	6,146	3,895	(412)	2D	(428)	2D	9,201
Net income	$10,760	$4,937	$(1,172)		$(1,218)		$13,307

Net income per share of common stock outstanding:
Basic	$0.88					3A	$1.07
Diluted	$0.86					3A	$1.04
Weighted-average shares outstanding:
Basic	12,182				306	3A	12,488
Diluted	12,456				306	3A	12,762

[1]The historical results of Aviat include the results of operations of NEC’s wireless transport business for the post-acquisition period from December 1, 2023 through June 28, 2024.
[2]The historical adjusted results of NEC’s wireless transport business include the period from July 1, 2023 through November 30, 2023. See Note 1. in the accompanying notes.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Description of Transaction
On May 9, 2023, the Company entered into a Master Sale of Business Agreement (as amended on November 30, 2023, the “Purchase Agreement”) with NEC Corporation (“NEC”), to acquire NEC’s wireless transport business (the “NEC Transaction”). The Company completed the NEC Transaction on November 30, 2023 (the “Closing Date”). Under the terms of the Purchase Agreement, consideration due at the closing of the NEC Transaction was comprised of (i) an amount in cash equal to $42.1 million, subject to certain post-closing adjustments, and (ii) the issuance of $23.4 million in Company common stock. The post-closing adjustments were finalized during the second quarter of fiscal 2025, resulting in final consideration $73.5 million, which included cash consideration of $51.2 million and the issuance of Company common stock of $22.3 million. The Company obtained permanent financing to fund the cash portion of the NEC Transaction.

Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Company and NEC’s wireless transport business and has been prepared to illustrate the effects of the NEC Transaction as if it occurred on the first date of the period presented.
The Company’s historical financial statements were prepared in accordance with the accounting principles generally accepted in the United States (“U.S. GAAP”) and presented in U.S. Dollars (“USD”). The historical financial statements of NEC’s wireless transport business were prepared in accordance with International Financial Standards as adopted by the International Accounting Standards Board (“IFRS”) and presented in Japanese Yen (“JPY”). During the preparation of the unaudited pro forma condensed combined financial information, the Company reviewed the historical financial statements of NEC’s wireless transport business prepared under IFRS, to identify differences compared to the Company’s accounting policies in accordance U.S. GAAP. The Company did not identify any IFRS to U.S. GAAP differences that resulted in a pro forma adjustment within the unaudited pro forma condensed combined financial information presented.
The Company has made adjustments to translate the historical financial statements of NEC’s wireless transport business from JPY to USD based on applicable historical exchange rates, which may differ materially from future exchange rates. The historical financial statements of NEC’s wireless transport business have been adjusted for certain reclassifications to conform with the Company’s financial statement presentation.
The NEC Transaction was accounted for using the acquisition method of accounting. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. The purchase accounting allocations in the NEC Transaction were finalized during the second quarter of fiscal 2025, including the final valuation of long-lived tangible and identified intangible assets acquired and liabilities assumed. In accordance with ASC 805, acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.
The unaudited pro forma condensed combined statement of operations for the twelve months ended June 28, 2024, are presented as if the NEC Transaction had occurred on July 1, 2023.
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, operating efficiencies or cost savings that may result from the NEC Transaction and integration costs that may be incurred. The pro forma adjustments represent the Company’s best estimates and are based upon currently available information and certain adjustments, assumptions and estimates that the Company believes are reasonable under the circumstances.
There were no material transactions between the Company and NEC’s wireless transport business during the period presented. Accordingly, adjustments to eliminate transactions between the Company and NEC’s wireless transport business have not been reflected in the unaudited pro forma condensed combined financial information presented herein.

Note 1. Translation and Reclassification Adjustments
The unaudited pro forma condensed combined financial information contains adjustments to translate the historical financial statements of NEC’s wireless transport business from JPY to USD and to reflect certain reclassifications to align to the Company’s financial statement presentation.
Translation: This column represents the translation from JPY to USD using the applicable historical exchange rates for the period presented.
The historical financial statements of NEC’s wireless transport business and related pro forma adjustments were translated from JPY to USD using the following historical exchange rates:

JPY to USD
Statement of operations:
Average exchange rate from July 1, 2023 through November 30, 2023	146.62
Reclassification: This column represents the adjustments that have been applied to conform the historical financial statements of NEC’s wireless transport business to the Company’s financial statement presentation. The italicized rows include the financial statement line presented in the historical financial statements of NEC’s wireless transport business.

Unaudited Condensed Combined Statement of Operations Adjustments
From July 1, 2023 through November 30, 2023

	NEC’s Wireless Transport Business (Historical)	Translation	Reclassification	NEC’s Wireless Transport Business (Adjusted)
	JPY in millions	USD in thousands	USD in thousands	USD in thousands
Revenues	¥—	$—	$84,977	$84,977
Net Revenues	12,459	84,977	(84,977)	—
Cost of revenues	—	—	53,030	53,030
Cost of Sales	7,775	53,030	(53,030)	—
Gross margin	4,684	31,947	—	31,947
Research and development	994	6,780	—	6,780
Selling and administrative	—	—	14,999	14,999
Selling, general and administrative	2,199	14,999	(14,999)	—
Restructuring charges	—	—	—	—
Operating income	1,491	10,168	—	10,168
Other expense, net	196	1,336	—	1,336
Income before income taxes	1,295	8,832	—	8,832
Provision for income taxes	571	3,895	—	3,895
Net income	¥724	$4,937	$—	$4,937

Note 2. Transaction Accounting and Financing Adjustments
The NEC Transaction will be accounted for as a business combination using the acquisition method of accounting. The assets acquired and liabilities assumed will be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. Transaction costs related to the acquisition were expensed as incurred. Total transaction costs of $11.27 million are included in the Company’s historical financial statements. Transaction costs primarily include legal, accounting and auditing, and other professional fees.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
(A) To reflect the increase to cost of revenues as a result of the $4.47 million step-up in fair value of the acquired inventory related the NEC Transaction. The adjustment represents a ratable increase to cost of revenues for the periods disclosed, based on expectations that the inventory will be sold within two years of the acquisition date.

(In thousands)	From July 1, 2023 through November 30, 2023
Inventory fair value adjustment	$932
(B) To reflect estimated amortization expense based on the fair values of the acquired identifiable finite-lived intangible assets related to the NEC Transaction:

(In thousands except useful life)	Estimated useful life in years	Preliminary estimated fair value	Amortization expense from July 1, 2023 through November 30, 2023
Customer relationships	15	$9,200	$256
Technology	7	3,200	190
Total		$12,400	$446
(C) The following adjustments reflect the estimated interest expense and amortization of debt issuance costs to be incurred by the Company as a result of the term loan borrowings used to fund the cash portion of the consideration due for the NEC Transaction. Outstanding borrowings under the term loan bear interest at the adjusted Secured Overnight Financing Rate (“SOFR”) plus the applicable margin. The term loan matures five years from the date of issuance and has scheduled quarterly principal payments. For the purposes of estimating the pro forma interest expense, the Company used the historical 90 day average SOFR for the periods presented, plus an applicable margin of 2.50%. The amortization of debt issuance costs is recognized on a straight-line basis through the maturity of the term loan.

(In thousands except percentages)	Beginning principal balance as of July 1, 2023	Interest rate	Interest expense from July 1, 2023 through November 30, 2023
Interest expense on term loan	$50,000	7.59% — 7.86%	$1,605
Amortization of debt issuance costs	497		41
			$1,646

(D) This reflects the income tax effect of the pro forma transaction accounting and financing adjustments at an estimated combined tax rate of 26%, which is based on applicable statutory tax rates for the jurisdictions in which the Company operates.

Note 3. Net Income Per Share
(A) The following table sets forth the pro forma basic and diluted net income per share. The weighted average number of basic and diluted common shares outstanding includes the impact of the 736,750 common shares issued as a portion of the consideration transferred to NEC at the closing of the NEC Transaction. The pro forma impact to the weighted average number of basic and diluted common shares outstanding assumes the issuance occurred on July 1, 2023.

(In thousands except per share amounts)	Twelve months ended June 28, 2024
Numerator:
Pro forma combined net income	$13,307

Denominator:
Historical weighted-average shares outstanding, basic	12,182
Pro forma weighted average adjustment for shares issued	306
Weighted-average shares outstanding, basic	12,488
Historical weighted-average shares outstanding, diluted	12,456
Pro forma weighted average adjustment for shares issued	306
Weighted-average shares outstanding, diluted	12,762

Pro forma combined net income per share:
Basic	$1.07
Diluted	$1.04